Exhibit 10.30

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN NANOVIBRONIX AND OPHIR SHAHAF

This FIRST AMENDMENT TO Employment Agreement by and among Ophir Shahaf (the “Executive”), NANOVIBRONIX, INC., a Delaware corporation (the “Company”), and its wholly-owned Israeli subsidiary, NanoVibronix Ltd., (“NanoVibronix”), a company organized under the laws of the State of Israel, (collectively, the “Companies”), is made and entered as of this 16th day of June, 2014, for purposes of amending that certain Employment Agreement between the Companies and the Executive dated as of February 26, 2014 (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Article V Section H of the Agreement provides that the Parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Article V Section H of the Agreement, in consideration of mutual promises, conditions, and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.           Article II Section A is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section A:

A.           Base Salary. As of June 1, 2014, except as otherwise provided herein, during the Executive’s employment with the Companies, the Company shall pay the Executive a gross monthly salary of sixty thousand new Israeli shekels (NIS60,000) (NIS720,000 annualized), (the “Base Salary”) for all services rendered by the Executive under this Agreement. The Base Salary for each month shall be payable in arrears within nine (9) calendar days of the end of the calendar month for the preceding month. On the first pay date immediately following the closing date of the Company’s initial public offering pursuant to which the Company raises at least US$5,000,000 (the “IPO”), the Executive shall receive the fifty percent (50%) of the Base Salary that the Executive had deferred between the Effective Date and June 1, 2014, together with the derived contributions in respect thereof in accordance with the terms hereof, including contributions towards allocations to pension fund and/or manager's insurance fund and to all fringe and benefits and/or social contributions of any kind according to this Agreement shall be paid to the Executive

As the Executive is employed by the Companies in a senior managerial position involving a fiduciary relationship between the Executive and the Companies, the Work and Rest Law (5711-1951), shall not apply to the Executive or to his employment with the Companies, and the Executive shall not be entitled to any compensation in respect of such law. The Executive acknowledges that the compensation set for him under this Agreement includes compensation that would otherwise be due to the Executive pursuant to such law. The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of the Executive, whether such agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or NanoVibronix or in relation to the position held by or the profession of the Executive.

The Base Salary and all other benefits according to this Agreement shall be comprehensive and all-inclusive in that it shall be deemed to represent the Executive’s entire compensation for his employment and work under this Agreement, except where it is otherwise specifically set forth in this Agreement.

2.           Article II Section D is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section D:

D            Equity Grant. (i) On or before June 16, 2014, the Company shall grant the Executive an option (the “First Option Grant”), pursuant to a separate award agreement and subject to the terms and conditions of the Company’s equity plan then-in effect, to purchase 111,434 shares of the Company’s common stock at an exercise price equal to $2.66 per share. The First Option Grant will be under section 102 of the Israeli Income Tax Ordinance [NEW VERSION] 5721-1961 (capital gain tax route), and for this purpose the Companies shall adopt an equity plan/an appendix to an existing equity plan for Israeli grantees, to be filed with the Israeli Tax Authorities. The First Option Grant shall vest in three equal installments on each of the first, second, and third anniversary of the date of the Effective Date; provided that the Executive is employed by any of the Companies on the applicable vesting date.

(ii)         On the date that the shares of common stock issued in the IPO separate from the units and commence trading independently, the Company shall grant the Executive an option, pursuant to a separate award agreement and subject to the terms and conditions of the Company’s equity plan then-in effect, to purchase such number of shares of the Company’s common stock equal to three percent (3%) of the shares of common stock issued in the IPO (excluding any warrants or shares of common stock underlying any warrants issued in the IPO) (the “Second Option Grant”) at an exercise price equal to the closing price of the Company’s common stock on such date, which shall be the fair market value of the common stock on the date of grant. The Second Option Grant will be under section 102 of the Israeli Income Tax Ordinance [NEW VERSION] 5721-1961 (capital gain tax route). The Second Option Grant shall vest in three equal installments on each of the first, second, and third anniversary of the Effective Date; provided that the Executive is employed by any of the Companies on the applicable vesting date.

3.          Article III Section C is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section C:

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C.           Special Termination Right. In the event that the Company does not consummate an IPO by July 31, 2014, the Executive shall have a special right to terminate his employment upon seven (7) days written notice. Such special termination right shall be available to the Executive until August 31, 2014. In the event the Executive exercises this right, then the Executive shall be entitled to receive the Accrued Obligations.

4.          Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

5.          In the event of a conflict between the Agreement and this Amendment, the Amendment shall govern.

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Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first indicated above.

THE COMPANIES:

NANOVIBRONIX, INC.

By:	/s/ Shay Ashkenazy
Name:	Shay Ashkenazy
Title:	Chief Financial Officer

NANO VIBRONIX (ISRAEL) LTD.

By:	/s/ Shay Ashkenazy
Name:	Shay Ashkenazy
Title:	Chief Financial Officer

EMPLOYEE:

/s/ Ophir Shahaf
Ophir Shahaf